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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Grubb & Ellis Company
(Name of Issuer)
Common Stock, $0.01 par value
(Title of Class of Securities)
400095204
(CUSIP Number)
January 19, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	400095204	Page	2	of	11

1	NAMES OF REPORTING PERSONS: Archon Group, L.P.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		47,731

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		47,731

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	47,731

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	400095204	Page	3	of	11

1	NAMES OF REPORTING PERSONS: Archon Gen-Par, Inc.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		47,731

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		47,731

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	47,731

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	CO

CUSIP No.	400095204	Page	4	of	11

1	NAMES OF REPORTING PERSONS: The Goldman Sachs Group, Inc.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		681,894

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		681,894

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	681,894

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	7.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	HC/CO

CUSIP No.	400095204	Page	5	of	11

1	NAMES OF REPORTING PERSONS: Goldman, Sachs & Co.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	New York

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		681,894

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		681,894

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	681,894

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	7.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN/BD/IA

Item 1.

Item 1(a)	Name of Issuer:

Grubb & Ellis Company

Item 1(b)	Address of Issuer's Principal Executive Offices:

2215 Sanders Road, Suite 400, Northbrook, Illinois 60062

Item 2.

Item 2(a)	Names of Person Filing:

Archon Group, L.P.
Archon Gen-Par, Inc.
The Goldman Sachs Group, Inc.
Goldman, Sachs & Co.

Item 2(b)	Address or Principal Business Office or, if none, residence:

Archon Group, L.P.
600 Las Colinas Blvd., Suite 1980, Irving, Texas 75039

Archon Gen-Par, Inc.
85 Broad Street, New York, New York 10004

The Goldman Sachs Group, Inc.
85 Broad Street, New York, New York 10004

Goldman, Sachs & Co.
85 Broad Street, New York, New York 10004

Item 2(c)	Citizenship:

Archon Group, L.P. -- Delaware
Archon Gen-Par, Inc. -- Delaware
The Goldman Sachs Group, Inc. -- Delaware
Goldman, Sachs & Co. -- New York

Item 2(d)	Title of Class of Securities:

Common Stock, $0.01 par value

Item 2(e)	CUSIP No.:

400095204

Item 3.
If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
a.	[ ] Broker or dealer registered under Section 15 of the Act.

b.	[ ] Bank as defined in Section 3(a)(6) of the Act.

c.	[ ] Insurance company as defined in Section 3(a)(19) of the Act.

d.	[ ] Investment company registered under Section 8 of the Investment Company Act of 1940.

e.	[ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

f.	[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

g.	[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

h.	[ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

i.	[ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

j.	[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J). If this statement is filed pursuant to Rule 13d-1(c), check this box: [x].
Item 4. Ownership*
(a)	Amount beneficially owned:

See the response(s) to Item 9 on the attached cover page(s).

(b)	Percent of class:

See the response(s) to Item 11 on the attached cover page(s).

(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote:

See the response(s) to Item 5 on the attached cover page(s).

(ii)	Shared power to vote or to direct the vote:

See the response(s) to Item 6 on the attached cover page(s).

(iii)	Sole power to dispose or to direct the disposition of:

See the response(s) to Item 7 on the attached cover page(s).

(iv)	Shared power to dispose or to direct the disposition of:

See the response(s) to Item 8 on the attached cover page(s).

*	In accordance with the Securities and Exchange Commission (the “SEC”) Release No. 34-39538 (January 12, 1998), this filing reflects the securities beneficially owned by the investment banking division (“IBD”) of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, “GSG”). This filing does not reflect securities, if any, beneficially owned by any other operating unit of GSG. IBD disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which IBD or its employees have voting or investment discretion, or both and (ii) certain investment entities, of which IBD is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than IBD.

Item 5.	Ownership of 5% or Less of a Class.

Not applicable

Item 6.	Ownership of More than 5 Percent on Behalf of Another Person

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent
Holding Company or Control Person.

See Exhibit 99.2

Item 8.	Identification and Classification of Members of the Group

Not applicable

Item 9.	Notice of Dissolution of Group

Not applicable

Item 10.	Certifications
     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature
     Each Reporting Person certifies that, after reasonable inquiry and to the best of such Reporting Person’s knowledge and belief, the information set forth in this statement is true, complete and correct.

Dated: January 25, 2006	ARCHON GROUP, L.P.
	By:	/s/ Roger S. Begelman
		Name:	Roger S. Begelman
		Title:	Attorney-in-Fact

Dated: January 25, 2006	ARCHON GEN-PAR, INC.
	By:	/s/ Roger S. Begelman
		Name:	Roger S. Begelman
		Title:	Attorney-in-Fact

Dated: January 25, 2006	GOLDMAN, SACHS & CO.
	By:	/s/ Roger S. Begelman
		Name:	Roger S. Begelman
		Title:	Attorney-in-Fact

Dated: January 25, 2006	THE GOLDMAN SACHS GROUP, INC.
	By:	/s/ Roger S. Begelman
		Name:	Roger S. Begelman
		Title:	Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Exhibit
99.1	Joint Filing Agreement, dated January 25, 2006, between The Goldman Sachs Group, Inc., Goldman, Sachs & Co., Archon Group, L.P., and Archon Gen-Par, Inc.

99.2	Item 7 Information

99.3	Power of Attorney, dated November 7, 2005, relating to The Goldman Sachs Group, Inc.

99.4	Power of Attorney, dated November 7, 2005, relating to Goldman, Sachs & Co.

99.5	Power of Attorney, dated November 16, 2005, relating to Archon Group, L.P.

99.6	Power of Attorney, dated November 16, 2005, relating to Archon Gen-Par, Inc.